Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1240

BPZ Energy Announces 2008 SEC Reserves; Provides Operations Update

Houston---February 5, 2009---BPZ Resources, Inc. (NYSE Alternext US: BPZ) today announced that its total net proved reserves as of December 31, 2008 consisted of 17.1 million barrels of crude oil (Mmbo).  The reserves report was prepared under the rules of the Securities and Exchange Commission (SEC) by the independent reserve engineering firm Netherland Sewell and Associates, Inc. (NSAI) covering a portion of the Company’s Block Z-1 Corvina offshore field located in northwest Peru.  This is approximately a 44% increase over the Company’s proved reserves reported as of December 31, 2007.  The report also estimates the present value of the future net cash flows of the Company’s proved oil and gas reserves at the end of 2008, using a discount rate of 10% (PV-10) and a referential oil price of $37.80.  The Company’s reserves categorized by proved developed producing and proved undeveloped and associated Standardized Measure of future net cash flow are set forth below:

Net Proved Crude Oil and Natural Gas Reserves and Future Net Cash Flows

As of December 31, 2008

(Quantities in barrels)

Actual
Proved Developed Producing	4,223,398
Proved Undeveloped	12,930,405
Total Proved Reserves	17,153,803
Standardized Measure of Discounted Future Net Cash Flows, Discounted @ 10%	$298,611,297

The Company previously announced the oil reserves from the Corvina field as of December 31, 2008, were approximately 25 million barrels of crude oil based on definitions and guidelines set forth in the 1997 Petroleum Resources Management System approved by the Society of Petroleum Engineers (SPE), which also constituted an approximate increase of 40% against the prior year estimates using the same SPE guidlines.  The primary difference between SPE and SEC oil reserve estimates is the number of proved undeveloped locations permitted under the respective guidelines for each well that has been completed.  The credit facility currently under negotiation is based on Corvina oil reserves using the SPE estimates as mandated by the bank.  The Corvina field requires 14 wells to drain the corresponding proved reserves under the guidelines set forth by the SEC, while under the SPE guidelines for Corvina the larger proved area requires a total of 20 wells to drain the corresponding proved reserves.

Corvina Oil Pricing

The Company recently announced a long-term oil sales contract with PetroPeru for approximately 17 million barrels of Corvina crude oil for a term of approximately seven years.  The Company invoices PetroPeru on the 1st and 16th of each month for the Corvina oil fiscalized during the previous period with pricing based on a basket of crude oils consisting on the average of Oman, Forties, and Suez oils minus $1.00 per barrel.  Based on this new formula, the Company has been able to reduce the discount on its Corvina oil when compared with sales under the previous oil sales contract with PetroPeru.  Although historically the assigned basket of crude oils follows Brent better that WTI, during the second half of January the Corvina oil was priced at $40.33 per barrel, while WTI and Brent averaged $41.72 and $43.88 per barrel during the same period.  Previous estimates given by the Company projected an average discount of up to $10.00 per barrel on Corvina oil against WTI, whereas the realized price for Corvina of $40.33 per barrel during the second half of January was discounted $1.39 per barrel against WTI.

Corvina’s Oil Appraisal and Ongoing Long Term Testing

The Company previously announced that total depth was reached on the offshore CX11-15D well in Corvina and testing began shortly thereafter.  During the testing it was confirmed that the deeper prospective sands that were found lower than expected were located below the estimated oil-water contact, thus testing formation water.  The tests in the upper oil zones resulted in no flow due to the quality of the sands on this location.  However, the gas sands in the gas zone were encountered higher than expected, which should allow the Company to prove up some of the Probable gas reserves.  Operations have commenced to sidetrack the CX11-15D well, targeting an up dip location in the field.  Once the sidetrack is complete, in approximately one month, the Company will test the prospective oil sands which, in this up dip location, should be above the oil-water contact and of better quality.  As part of the extended well testing program, the well will then be placed on production if commercial amounts of oil are tested.  The Company had estimated production increases in the field based on the CX11-15D well being completed in early March, now anticipated in late March.  Management does not expect the results of this well to have a material impact on oil-in-place in Corvina.

Production for the month of January 2009 averaged 4,621 barrels of oil per day (bopd) for a total of approximately 143,000 barrels of oil.  As previously disclosed, production is limited during well testing and certain drilling operations at the CX-11 platform.  Production peaked at 6,386 bopd, proving the capacity of the reservoir under normal conditions.  Production estimates for February and March 2009 are 4,600 bopd and 4,000 bopd, respectively.  The Company expects that March 2009 production will be limited as production lines from the platform to the Company’s floating, production, storage and offloading barge (FPSO) will be taken out of service temporarily for replacement of the subsea portions of the flexible hoses to assure safe and efficient operations.

Following the completion of the CX11-15D well in Corvina, the Company intends to work over the CX11-20XD well to maximize oil production from the oil producing zone in the reservoir.  The work over should be completed in two to four weeks.

2009 CAPEX Budget

Consistent with the above stated updates in Corvina, the Company adjusted CAPEX is as follows:

Corvina
CX11-15D (sidetrack & testing)	$11M
Water/Gas Disposal Facility	$7M
CX11-19D	$10M
CX11-22D	$10M
CX11-23D (begin drilling)	$5M

Albacora
Platform Refurbishment	$5M
Production Facilities	$6M
A-14XD Well	$15M
A-15XD Well	$15M

Facilities (Caleta Cruz Dock)	$2M

Total	$86M

The cost associated to the CX11-20XD work over and the replacement of the subsea portions of the flexible hoses is allocated to operating expenses, so is not included in this updated CAPEX.

Albacora Oil Development

The Company continues to refurbish the platform in Albacora.  The three shut in oil wells having been controlled and the BPZ-02, a tender assist barge, is positioned alongside the platform for the execution of repairs to the platform.  All long lead items required to complete the repairs are on schedule to allow the Company to begin drilling by mid 2009.  The Company’s first well in Albacora will be a twin to the discovery well drilled by Tenneco in 1972.  Well logs indicate multiple prospective pay zones in both the Upper and Lower Zorritos formation and the well had actual drill stem tests totaling 4,600 bopd of light sweet crude oil and 20 Mmcf/d of rich gas, of which there was an additional 400 barrels of condensate.  The Company plans to drill the twin well to a measured depth of approximately 14,000 feet and will test the Lower Zorritos which will also comply with the current exploration commitment in Block Z-1.

Financing Update

The Company continues to work with Natixis, a major French bank, to finalize a revised Mandate Letter and Facility Term Sheet to arrange and structure the commercial tranche of the previously announced reserve based credit facility.  Based on current credit and commodity market conditions, the Company now expects Natixis to resize the facility to bring it in line with the expected borrowing base supported by BPZ’s certified reserves, to approximately $90 million inclusive of the $15 million tranche previously closed and funded with the International Finance Corporation (IFC).  The existing Natixis credit committee approval remains in effect and both the Natixis and IFC facilities will be governed by a Common Terms Agreement (CTA).  Terms of the resized facility are expected to be aligned with recent transactions in the market.

The Company remains optimistic about completing this financing towards the end of the first quarter of 2009.  However, the closing of this tranche of the credit facility is dependent upon the successful syndication of approximately 50% of the facility and successful negotiation of the related loan documents and funding is predicated on the satisfaction of certain conditions precedent as specified in the loan documents.

Gas-to-Power

On January 29, 2009 the Company announced the extension to the contract on the gas turbines purchased for the Company’s gas-to-power facility originally scheduled to go online in May 2010.  This agreement was designed to free up cash flow for the Company to commit all available capital to the ongoing oil appraisal and development in Corvina and Albacora and to allow the Company time to negotiate additional financing on the project with IFC and/or seek a strategic partner for the power plant.

Manolo Zuñiga, president and Chief Executive Officer commented “This release covers a lot of ground.  First let me say the increase in SEC reserves in Corvina met the Company’s expectations and I believe our investors will be pleased with the 44% increase in Proved reserves during 2008.  In an environment where many companies are taking write downs on reserves, this is a big step ahead for BPZ Energy.  We are moving forward on the 15D well.  Although initially we did not have the results we expected, this new direction should give the Company a productive oil well once it reaches the oil zones in their up dip location.  Furthermore, the data we have acquired to date from this well demonstrates the value of our extended well testing program in Corvina.”  Mr. Zuñiga added

“BPZ will continue to make the adjustments necessary to CAPEX and to the financing package with Natixis to accomplish our goals set forth for 2009; specifically, increasing production and reserves in Corvina and Albacora.  The increased oil production exiting 2009 should allow the Company to drill within free cash flow in 2010.  Step-by-Step we continue to build a world class energy company.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents, accuracy of well test results, well refurbishment efforts, satisfaction of testing period requirements, successful production of indicated reserves, and the successful management of our capital development project, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company is prohibited from disclosing other categories of reserves in its SEC filings. We use certain terms in this press release such as “Indicated” “Probable” or “Possible” oil and gas reserves, as well as similar terms such as “barrels of oil per day” and “oil sands” suggesting such reserves, which the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The reserve quantities reflected above were certified by Netherland Sewell and Associates, Inc. using the 1997 definitions and standards of the Society of Petroleum Engineers and World Petroleum Congresses which we are prohibited from disclosing in any of our SEC filings. These definitions and standards may result in estimates of proved reserves which are materially different from those disclosed in the Company’s filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC by calling 1-800-SEC-0330.